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                                                                    EXHIBIT 99.1

NEWS RELEASE
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
CONTACTS:         INVESTORS                          MEDIA
                  Kelly Prentiss                     Eric Van Steenburg
                  WebLink Wireless                   WebLink Wireless
                  (214) 765-3874                     (214) 765-3937
                  kprentiss@weblinkwireless.com      ericv@weblinkwireless.com
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                     WEBLINK WIRELESS LETTER TO INVESTORS ON
                  STRATEGIC REPOSITIONING, OPPORTUNITIES, RISKS

DALLAS - December 23, 1999 - As the year draws to a close, we think back over our company's first decade and particularly to a decision made in 1994 to invest in building a nationwide, IP-based, two-way wireless data network. We knew then that the capital requirements of this new business would far outscale those of the existing business and would fully leverage the Company's cash flows in order to capitalize on the emergence of wireless data services in the United States.

Our large investment has moved WebLink Wireless (Nasdaq: WLNK) into a different space - a space in which wireless Internet devices are used for sending and receiving messages and information. Our traditional paging business, while generating strong cash flow, is expected to decline in importance to the company. As a result, WebLink Wireless has become one of the few near pure plays in a national wireless data network. Most other national wireless data networks are either part of much larger organizations (BellSouth Wireless Data, WorldCom SkyTel), are voice centric (AT&T Wireless, Sprint PCS, Nextel, etc.) or have a substantial traditional paging business (Arch/PageNet combined).

Other near pure plays in wireless data (although with differing strategies, products, advantages and disadvantages) are Metricom (Nasdaq: MCOM), American Mobile Satellite (Nasdaq: SKYC) and Research in Motion (Nasdaq: RIMM). These are companies with whom we will compare ourselves going forward.

With our move into wireless data services, we envision ourselves as part of the use of the World Wide Web to link people with other people or information in a way that makes their lives more fun, informative or productive. We believe our fortunes will ultimately be determined by how wireless data services evolve in the United States, with our traditional paging base providing strong cash flow but not growth.

Given the magnitude of the bet we have made, in this letter to our investors we want to discuss the strategic repositioning of WebLink Wireless, the opportunity in front of us and the risks we most think about.


STRATEGIC REPOSITIONING
The Web is where we are going, linking is what we do, and wireless is what we've always been.
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Virtually all of our development expenditures over the past two years have been to create the ability to provide wireless data connectivity for Internet appliance portable devices. We have made investments in IP infrastructure, terminal equipment, content relationships, middleware software alliances, new distribution agreements, billing systems, and telemetry interfaces.

The network range is most impressive. Today, once we have commercial two-way devices available, you can stand next to 85% to 90% of the domestic U.S. population, indoors or out, and send and receive wireless e-mails or other data. We know of no other terrestrial based wireless network with such coverage. In addition to all major and mid-tier cities, the network covers small cities such as Casper, Wyoming; Durango, Colorado; Macon, Georgia; Odessa, Texas; St. George, Utah; Walla Walla, Washington and hundreds more.

For a perspective on the positioning and direction of the Company, we suggest our investors take a Web tour of four areas on our new site (currently in final development) at www.weblinkwireless.com.

- From "Consumer Products and Services," click on "Messaging," then scroll down and select "Able to send a message" to discover the Web's most informative site for linking wireless devices of all kinds. A major emphasis of ours will be the development of the ability to link our customers to the wireless devices of the other people in their lives, including digital cellular phones, two-way pagers, one-way pagers and e-mailboxes; all regardless of the network service provider.

- From "Consumer Products and Services," click on "Information Services" and then select "Information on Demand" to view the beginning of an endless amount of information that a WebLink Wireless two-way pager or Internet appliance can request. The WebLink Wireless network is, in essence, a portal to information that resides on the Internet.

- Also from "Information Services," click on "Periodic Information." In this case, our website is a portal for customers to order information they want periodically sent to their devices.

- Finally, from our home page, select "Business Products and Services/Large Businesses," then click on "Enterprise Solutions" for a listing of the variety of integrations available for corporate customers wanting to extend their enterprise applications to wireless devices. We expect Enterprise Solutions to be a very active area for us as we prepare to launch commercial two-way wireless data services.

Clearly, the Web is where we are going, linking is what we do, and wireless is what we've always been.

OPPORTUNITY
The market opportunity appears staggering. We are currently in beta test for two-way services and our users quickly find applications around sending messages to e-mail, to

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digital phones, and conversing with other two-way pagers. In Europe, wireless device-to-device text messaging (on GSM phones) has experienced an explosion in popularity from a few million messages per month two years ago to over 1 billion messages sent last month. People, especially the younger generations, have a great intrinsic desire to be connected and in touch. Our young (under 30) beta users describe the service with such exuberant emotion that it even surprises us. As we enter the wireless data business, we believe customers will quickly understand the value proposition.

Another compelling application for our beta users is the ability to use the data device to request information such as local weather, local news, stock quotes, and airline flights. This ability to demand information can be extended to enterprise systems through our Enterprise Solution alliances. For example, a sales representative could look up inventory levels, delivery dates or other mission critical information.

Digital mobile phones are both in competition with, and an ally of, wireless data-only devices. Clearly, most people will carry a phone and use the limited keyboard to construct and send messages. Our business plans are based on our internal projections that in year 2004 approximately 70 million of the people sending and receiving text messages will do so from their mobile phones. We believe another 30 million people will carry both a phone and a wireless data device and another 10 to 20 million will own wireless data devices only. All of the phone and data devices will be able to converse with each other regardless of the service provider. There will be competition for the data device space from 4 or 5 different categories of wireless technology.

Different wireless networks are designed to optimize different things, with all technologies possessing benefits and detriments. Our design type optimizes broad geographic coverage, great in-building coverage, always-on battery life, and bandwidth appropriate for small portable Internet appliances such as two-way pagers. We are not optimized for real time applications (requires no latency) and wireless desktop experience (requires large bandwidth). We believe our design fits well with the emerging market for portable device-to-device communication, with a large share of the market met by our service attributes.

We see portable device-to-device messaging as the next big thing in wireless. Motorola calls this "e-messaging." In its early stages now, the charge is being led by the wireless data carriers, WorldCom SkyTel, BellSouth Wireless Data, American Mobile Satellite, and, in January 2000, WebLink Wireless and our network partners. We believe that device-to-device messaging will become a huge phenomena in the United States when mobile phones can not only receive, but also send, text messages. Then, we expect the growth in e-messaging will be spectacular as the value of any one device is enriched by the population of other 'connected' devices.

A key economic variable for WebLink Wireless was network construction costs. All-in capital expenditures, including frequency licenses, was about $1.50 per population for 85%-90% population coverage. This cost is about 2% to 3% of the construction cost of a digital PCS voice network of comparable scale. As a result, economic returns to our investors are rewarding at much lower market penetration rates. We believe we will


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reach EBITDA breakeven at 300,000 subscribers or only 1/600th of the population covered. Furthermore, with our capacity far exceeding breakeven levels, operating leverage is expected to be high with approximately two-thirds of the change in revenue flowing to EBITDA.

Another key economic item for WebLink Wireless is that the $310 million wireless data network we built is also used to serve our traditional paging base. Therefore, as the traditional base declines, there are no stranded assets and virtually all assets can be utilized as additional capacity for wireless data. Today about 35% of the peak-hour outbound and 0% of the inbound capacity is used for traditional paging. Our typical site has two transmitters and one receiver, with one entire transmitter and a part of the second available for full two-way wireless data services.

There appears to be plenty of market opportunity. If WebLink Wireless can achieve 50,000 net additions a month, the incremental EBITDA contribution is expected to be around $500,000 a month or $6 million of annualized EBITDA added each month. Given the market potential, these are numbers we foresee in our business planning horizon. Our optimism is based on a perceived large unmet need, relatively few national networks, and attractive economics at relatively low penetration rates.


RISKS
This section is not intended to replace the list of risks delineated in our Annual Report on Form 10-K, but rather to discuss the most significant risks we see to the opportunity above.

Subscriber device development and associated market acceptance are our most serious risks. In fact, after completing the buildout of our second generation ReFLEX national network in April of 1999, we expected full two-way wireless data devices to be available in May of 1999. We now do not expect to have devices until January of year 2000. Our EBITDA loss while waiting for devices is about $2 - $3 million a month before we have the benefit of being able to sell two-way devices.

In the interim, we have used the network to sell assured paging, but the market is increasingly telling us it wants two-way devices instead of enhanced one-way paging. As we wait for two-way devices, we expect to add about 10,000 assured paging users in the fourth quarter of 1999 after selling about 20,000 and 24,000 in the two prior quarters. The demand has shifted to wireless data (two-way).

The wireless data devices we expect to begin to sell in the first quarter of 2000 are the Motorola PageWriter 2000X and the Glenayre AccessLink II, both good devices that will allow us to introduce two-way services. The PageWriter at $375 and with the size and functions of a PDA (it is a PDA) is expected to have high-end appeal. The Glenayre AccessLink II with its small form factor and priced at $199 is expected to have wider appeal. It has a virtual keyboard. The AccessLink II through its infrared port can serve as a wireless modem for any Palm or Windows CE PDA with infrared capability. Furthermore, Glenayre Symmetry Software is a Microsoft Outlook client that resides on

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the desktop that allows your AccessLink II to be a portable e-mail receiver and to act as your remote control for the desktop. Symmetry provides the functionality of RIM Blackberry plus certain additional benefits.

Other important devices are in development. In the year 2000, we expect at least two announcements from PDA manufacturers of devices for our network similar to the Palm VII. We also are aware of another two-way pager in development by another prominent consumer electronics manufacturer.

But our near term hope for a wireless data device, with the potential of being the next hot consumer and business appliance, is a new class of simpler, single purpose devices being developed by our manufacturers and scheduled to begin to be available starting around the middle of the year. They will be the size of a traditional pager, with a flip-up screen, a qwerty keyboard, and always-on battery life. WebLink Wireless expects to price them at about $149. (Other than the Glenayre AccessLink II, we know of no other wireless data device available for less than twice the price.)

We believe the new class of devices are critical for WebLink Wireless and our industry and its success should tell us whether our construction of the nation's largest terrestrial based wireless data network was a good bet.

Ultimately, what we want is an $89 two-way device, that combined with our $9.95 starting service price, over-the-air activation, and pre-paid service plans, would allow us to sell these units through retailers such as Southland 7-Eleven. We know of no manufacturer's near-term plans for such a device, but given the immense marketing power lined up and ready to sell ReFLEX devices, the experience curve effect on two-way devices should follow the word pager experience we have seen over the past three years in which word devices declined 50% in cost from $119 to $59.

In the mid-term, telemetry or machine to machine applications look exciting. A recent Yankee Group report rated our type of wireless technology as the overall best for telemetry applications. Our telemetry strategic business unit, Wireless Control Systems, is currently in alpha tests and expects commercial availability of telemetry modules in the second quarter. We are most intrigued with vending, security, office machines, and environmental control applications that fit so very well with our technology.

TRADITIONAL PAGING BUSINESS
While we do not believe the traditional paging business will create additional value for us going forward, it is an important source of cash as we await the growth of wireless data. This division is currently producing over $80 million of EBITDA per year with only about $15 million of capital expenditures.

The traditional paging industry stopped growing in 1998 at about 44 million subscribers (our estimate) and has since begun a gradual decline. Correspondingly, after reaching a high of about 2.7 million traditional paging subscribers in 1998, our base has declined to around 2.6 million units at the end of the third quarter of 1999 and is expected to continue to decline reflecting the market for traditional paging service in general. While it is

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possible to have a growth quarter as we did in two of the last five quarters, we are projecting a 1% to 3% decline in units in the fourth quarter of 1999 and on-going declines in all quarters going forward.

Our goals for traditional paging are not unit oriented. Instead, management's objective is to maximize cash flow by reducing expenses in advance of revenue declines. Traditional paging EBITDA is expected to reach a new all-time high in the fourth quarter of 1999.

Our equal-access network partners are repositioning themselves as well. Vodaphone AirTouch Paging will be part of the Vodaphone/Bell Atlantic/GTE wireless organization selling mobile phones, wireless data devices, and paging services. Metrocall (Nasdaq: MCLL) is becoming a broad based marketeer of telecom services, leveraging its relationships with AT&T Wireless and Covad to offer PCS phones, high speed Internet access, wireless data devices, and paging services to their customers. TSR Wireless is establishing itself as a company owned retailer of a full range of wireless services for its customers.


SUMMARY
With funding from our investors and cash flow from our traditional paging base, WebLink Wireless is well positioned for the growth of wireless data services in the United States. This is our focus. And we continue to deeply believe that device-to-device wireless communication is going to be a huge market and that the upcoming year could create significant stockholder value.

This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless Inc. formerly known as PageMart Wireless Inc., including its annual report on Form 10-K for the year ended December 31, 1998 and quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999. Actual results may differ materially from those projected due to increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.